MassRoots to Present at LD Micro Main Event Wednesday December 7, 2016 at 2:00pm EST and Webcasted Live

LOS ANGELES, Nov. 30, 2016 /PRNewswire/ -- MassRoots, Inc. (OTCQB:MSRT), one of the leading technology platforms for the cannabis industry, is pleased to announce it will be presenting at the 9th annual LD Micro Main Event on Wednesday, December 7 at 11:00 AM PST / 2:00 PM EST at the Luxe Sunset Boulevard Hotel in Los Angeles, CA. MassRoots CEO Isaac Dietrich will be presenting and fielding questions from attendees. The presentation may be accessed via a webcast starting at 2:00 PM EST on December 7, 2016 through this link.

Additionally, MassRoots CEO Isaac Dietrich will speak on LD Micro's panel, "Cannabis Investments – The Next Five Years," along with Derek Peterson, CEO of TerraTech, Inc., Nick Kovacevich, CEO of Kush Bottles, Inc., and Leslie Bocksor, CEO of Electrum Partners, LLC. Marc Ross, Partner at Sichenzia Ross Ference Kesner LLP, will be moderating the panel.

MassRoots released its December 2016 Investor Deck, accessible here.

About MassRoots

MassRoots is one of the largest technology platforms for the regulated cannabis industry. The company's mobile apps enables consumers to provide community-driven reviews of cannabis strains and products, enabling consumers to make educated cannabis purchasing decisions. MassRoots is proud to be affiliated with the leading businesses and organizations in the cannabis industry, including the ArcView Group and National Cannabis Industry Association. For more information, please visit MassRoots.com/Investors.

About LD Micro

LD Micro was founded in 2006 with the sole purpose of being an independent resource in the microcap space. What started out as a newsletter highlighting unique companies has transformed into an event platform hosting several influential conferences annually (Invitational, Summit, and Main Event).

In 2015, LDM launched the first pure microcap index (the LDMi) to exclusively provide intraday information on the entire sector. LD will continue to provide valuable tools for the benefit of everyone in the small and microcap universe.

For those interested in attending, please contact David Scher at david@ldmicro.com or visit www.ldmicro.com/events for more information.

SOURCE MassRoots, Inc.

Related Links

http://www.MassRoots.com

https://massroots.com/investors/MassRoots_Pitch_Deck_November_30.pdf